Exhibit 99

Best Buy Provides Investor Update on Building the New Blue Growth Strategy

Company Sets Financial Targets for Fiscal 2025

MINNEAPOLIS, September 25, 2019 — Best Buy Co., Inc. (NYSE:BBY) will host an investor update this morning to highlight the progress it has made on its Building the New Blue growth strategy, detail how it plans to move forward with the strategy and discuss the company’s long-term financial outlook.

Best Buy CEO Corie Barry and other members of the executive team will outline the next phase of the company’s strategy, called Building the New Blue: Chapter Two. They will also provide a closer look at key growth initiatives, including Best Buy Health and an ongoing supply chain transformation.

“Our Building the New Blue strategy is the right one, and it’s working,” Barry said. “We are excited about what we have accomplished so far, and we believe we will continue to enrich our customers’ lives through technology and unlock profitable growth as we execute on the next chapter of this strategy.”

To support its Building the New Blue: Chapter Two strategy, Best Buy will invest to drive top- and bottom-line growth while remaining committed to continuing to create efficiencies that help fund these investments and offset potential pressures.

Today, Best Buy is setting financial targets for fiscal 2025:

•	Enterprise revenue of $50 billion, which compares to the company’s current fiscal 2020 guidance of $43.1 billion to $43.6 billion
•	Non-GAAP operating income rate of 5.0%, which compares to the company’s current fiscal 2020 guidance of flat to slightly up from fiscal 2019’s 4.6% non-GAAP operating income rate[1]
•	$1 billion of additional cost reductions and efficiencies

Best Buy Chief Financial Officer Matt Bilunas commented, “In this next chapter, our focus continues to be top-line growth. We also believe the initiatives we will outline today, along with a continued focus on cost reductions, will result in operating income rate expansion over the five-year timeframe.”

In addition to Barry and Bilunas, Best Buy’s speakers will include:

•	Mike Mohan, president and chief operating officer
•	Asheesh Saksena, president, Best Buy Health
•	Rob Bass, chief supply chain officer

The event will begin at 10 a.m. Eastern Time. A video webcast of the presentations and question-and-answer session will be available online at www.investors.bestbuy.com, both live and after the event. Additionally, presentation materials will be available online, starting approximately 15 minutes before the event begins.

Notes:

(1) For “GAAP” and “non-GAAP” definitions and reconciliations, please see the financial schedules on the company’s investor relations website at www.investors.bestbuy.com. The fiscal 2019 GAAP operating income rate was 4.4%. A reconciliation of projected non-GAAP operating income, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide the reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. GAAP operating income may include the impact of such items as restructuring charges, litigation settlements, goodwill impairments, and certain acquisition-related costs. Historically, the company has excluded these items from non-GAAP operating income. The company currently expects to continue to exclude these items in future disclosures of non-GAAP operating income and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “target,” “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman
(612) 291-6114 or jeffrey.shelman@bestbuy.com